INDEPENDENT DIRECTOR AGREEMENT

THIS INDEPENDENT DIRECTOR AGREEMENT (“Agreement”) is made effective as of May 8, 2010 by and between HUIFENG BIO-PHARMACEUTICAL TECHNOLOGY, INC., a Nevada Corporation (“Company”), and LUI CHI KEUNG (“Director”).

WHEREAS, it is essential to the Company to attract and retain as directors the most capable persons available to serve on the board of directors of the Company (the “Board”); and

WHEREAS, the Company believes that Director possesses the necessary qualifications and abilities to serve as a director of the Company and to perform the functions and meet the Company’s needs related to its Board.

NOW, THEREFORE, the parties agree as follows:

1.  Service as Director and Chairperson of Audit Committee. Director will serve as a director of the Company for one year since the date hereof in accordance with the bylaws of the Company and perform all duties as a director of the Company, including without limitation (1) attending meetings of the Board, (2) serving as the Audit Committee Chairperson along with other committees of the Board (each a “Committee”) and attending meetings of each Committee of which Director is a member and (3) act in a good manner not opposed to the best interests of the Company.

2.  Compensation and Expenses.

(a)  Director Compensation. The Company will pay to Director an annual stock grant (the “Compensation”) of 30,000 shares of the Company’s restricted common stock (“Stock”). Such Stock shall be delivered on December 31 of each year of service, as adjusted below. The Board reserves the right to increase the Compensation from time to time, but may not reduce the Compensation below the amounts stated above. If Director’s service on the Board or any Committee begins or ends prior to completion of one year, as measured from the effective date, and each succeeding anniversary of the effective date, the Compensation for that year will be prorated on a per diem basis as appropriate to reflect the portion of the year during which services were rendered.

(b)  Expenses.  The Company will reimburse Director for all reasonable, out-of-pocket expenses, approved by the Company in advance, incurred in connection with the performance of Director’s duties under this Agreement (“Expenses”).

(c)  Other Benefits.  The Board may from time to time authorize additional compensation and benefits for Director, including stock options or restricted stock.

(d)  Payments.  The Compensation of Stock as set forth in Section 2(a) of this Agreement shall be issued by the end of each year.  The Company will pay for Expenses as incurred upon submission of receipts and a written request for payment.  The Company may withhold from any payment any amount of withholding required by law.

3.  Amendments and Waiver.  No supplement, modification or amendment of this Agreement will be binding unless executed in writing by both parties.  No waiver of any provision of this Agreement on a particular occasion will be deemed or will constitute a waiver of this Agreement on a particular occasion will be deemed or will constitute a waiver of that provision on a subsequent occasion or a waiver of any other provision of this Agreement.

4.  Binding Effect.  This Agreement will be binding upon and inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

5.  Severability.  The provisions of this Agreement are severable, and any provision of this Agreement that is held by a court of competent jurisdiction to be invalid, void, or otherwise unenforceable in any respect will not affect the validity or enforceability of any other provision of this Agreement.

6.  Governing Law.  This Agreement will be governed by and construed and enforced in accordance with the laws of the State of Nevada applicable to contracts made and to be performed in that state without giving effect to the principles of conflicts of laws.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date shown above.

HUIFENG BIO-PHARMACEUTICAL TECHNOLOGY, INC.		DIRECTOR:

By:	/s/ Jing’an Wang	By:	/s/ Lui Chi Keung
Name:	Jing’an Wang	Name:	Lui Chi Keung
Title:	Chief Executive Officer
Date:	May 8, 2010	Date:	May 8, 2010